EXHIBIT 10.1


                            ASSET PURCHASE AGREEMENT

                  THIS AGREEMENT made as of March 13, 2001 (this "Agreement") by and among The National Medical Products Co. Ltd., a Saudi Arabian corporation (the "Purchaser"), and LecTec Corporation, a Minnesota corporation (the "Seller"). The Purchaser and Seller are referred to collectively herein as the "Parties." Capitalized terms used in this Agreement shall have the meanings given to them upon their first use or in Section 10 herein.

                               W I T N E S S E T H

                  WHEREAS, the Seller has been engaged in the business (the "Business") of the research, development, design, manufacture, marketing, distribution and sale of medical tape products of various types and configurations for the world market, including the United States healthcare market (hospitals and alternate care), the United States consumer market and the international wound dressing healthcare market; and

                  WHEREAS, the Seller desires to sell and assign and the Purchaser desires to buy, on the terms and conditions set forth in this Agreement, the assets and properties of the Seller associated with the Business as set forth herein;

                  NOW, THEREFORE, in consideration of the premises and of the mutual promises herein made, and in consideration of representations, warranties, and covenants herein contained, the Parties hereto agree as follows:

Section 1.  Purchase and Sale of Purchased Assets.

         (a) Subject to and upon the terms and conditions of this Agreement, the Seller agrees to sell, assign, transfer and convey to the Purchaser and the Purchaser agrees to purchase from the Seller, on the date hereof, all of the Seller's right, title and interest, as of the date hereof, in and to the following assets of the Seller (the "Purchased Assets") to the extent employed solely in the Business:

                  (i) The following machinery and equipment, documentation, operation manuals and operator's records of the Seller (collectively, "Equipment"):

                           A.       The tape coating equipment.

                           B. Handling machinery related to the tape coating equipment.

                           C. A tape converter manufactured by Deacro Industries Ltd. of Mississauga, Ontario, designated as a model DA 503, serial number 1116.




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                           D.       The following equipment manufactured by
                                    Arsoma GmbH of Cleeburg, Germany and
                                    designated as follows:

                                    - Model EM 260 Slitter Assy, no serial
                                        number
                                    - Model CD 250 Core Dispenser, serial
                                        number CD250-31
                                    - Model RS 250 Rewind Station, serial
                                        number RS250-23
                                    - Model TR 250 Turret Rewinder, serial
                                        number TR250-29
                                    - Model EM 510 Slitter Assy, serial number
                                        EM510-20
                                    - Model CD 450 Core Dispenser, serial number
                                        CD450-20
                                    - Model RS 450 Roll  Stacker, serial number
                                        RS450-20
                                    - Model TR 450 Turret Rewinder, serial
                                        number TR450-20

                           E. All documentation, operation manuals and operator's records relating to the foregoing.

                  (ii) All of the following described intellectual property (the "Intellectual Property"), including the goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, owned or registered in the name of the Seller, or its affiliates:

                           A.       Patent # US 4,696,854

                           B.       Patent # US 5,810,756

                           C.       The trademark "ISOCLEAR"

                           D.       The trademark "SUPERPORE"

                  (iii) All former customer lists and customer contacts of the Seller directly related to the Business.

                  (iv) The Seller's claims and rights against third parties relating to the Purchased Assets, including, without limitation, rights under manufacturers' and vendors' warranties.

         (b) Notwithstanding anything in Section 1(a) to the contrary, the assets and properties to be transferred by the Seller to the Purchaser pursuant hereto (and the term "Purchased Assets" as used herein) shall not include any assets and properties which are not referred to in Sections 1(a)(i) through 1(a)(iv) above.



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

         (c) The parties acknowledge and agree that on the date hereof, title to all of the Purchased Assets described in Section 1(a)(i) through 1(a)(iv) shall be conveyed to the Purchaser.

Section 2.  No Assumption of Seller Liabilities.

         Notwithstanding any implication to the contrary contained in this Agreement, the Purchaser shall not assume, pay or in any way be liable or responsible for any of the debts, liabilities or obligations of the Seller arising in connection with the operation of the Business prior to the date hereof.

Section 3.  Purchase Price.

         The Purchaser shall purchase and the Seller shall sell the Purchased Assets for the sum of Seven Hundred Thousand Dollars (USD$700,000) (the "Purchase Price"). The Purchase Price shall be delivered to Seller by wire transfer or certified check simultaneously with the execution of this Agreement.

Section 4.  Closing, Closing Deliveries.

         (a) The closing of the transactions contemplated herein (the "Closing") shall take place simultaneously with the signing of this Agreement (the "Closing Date").

         (b) Simultaneously with the signing of this Agreement, Seller shall deliver the following to Purchaser:

                  (i)      The Purchased Assets;

                  (ii) A bill of sale and/or assignment relating to the Purchased Assets in a form reasonably satisfactory to the Purchaser; and

                  (iii) Such other documents relating to the transactions contemplated hereby which are reasonably requested by the Purchaser.

         (c) Simultaneously with the signing of this Agreement, Purchaser shall deliver the following to Seller:

                  (i)      The Purchase Price;

                  (ii) Such other documents relating to the transactions contemplated hereby which are reasonably requested by the Purchaser.

Section 5.  Representations and Warranties of the Seller.



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                  The Seller hereby represents and warrants to the Purchaser that, except for those matters discussed in Section 8(e) of this Agreement, the statements contained in this Section 5 are correct and complete as of the date of this Agreement.

         (a) Due Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Seller has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as presently conducted by it, to enter into this Agreement and to consummate the transactions contemplated hereby, except where the failure to have such corporate power would not reasonably be likely to have a Material Adverse Effect.

         (b) Authorization. The execution and delivery by the Seller of this Agreement and the performance of its obligations hereunder, have been duly and validly authorized by all necessary corporate action on its part, and this Agreement is the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

         (c) Non-Contravention. Except where the occurrence of any of the events in (i) or (ii) below would not reasonably be likely to have a Material Adverse Effect, neither the execution and delivery by the Seller of this Agreement, nor the performance by the Seller of its obligations hereunder will, or with the giving of notice or the lapse of time, or both, would:

                  (i) conflict with, result in a breach of, or constitute a default under, any provision of the Articles of Incorporation or By-laws of the Seller;

                  (ii) conflict with, result in a breach of, or constitute a default under, any provision of any contract, indenture, lease, sublease, loan agreement, restriction, Lien or other obligation or liability to which the Seller is a party or by which it is bound, or result in or create in any party the right to accelerate, terminate, modify or cancel any contract, license, indenture, lease, sublease or loan agreement to which the Seller is a party or by which it, or any of its properties or assets, is affected or bound;

                  (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Seller; or

                  (iv) result in the creation or imposition of any Lien upon any of the Purchased Assets.

         (d) Title to Purchased Assets; Condition of Purchased Assets. The Seller has good and marketable title to and possession of all of the Purchased Assets, free and clear of all Liens and no interest in or right to any of the Purchased Assets is held, legally or beneficially by any Person other than the Seller. The tangible Purchased Assets have been properly maintained and are in good operating condition, reasonable wear and



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

                  tear excepted, and there exists no outstanding written notice of any violation of any statute relating to them.

         (e) Intellectual Property. The Seller exclusively owns the entire right, title and interest in and to each item of Intellectual Property. To the Seller's knowledge, the use of the Intellectual Property in the conduct of the Business or the use of the Seller's know-how in the conduct of the Business do not infringe the rights of any third party.

         (f) Consents of Third Parties. No consent, approval or agreement of any Person, court, government or other entity is required to be obtained by the Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, approval or agreement would not be reasonably likely to result in a Material Adverse Effect.

         (g) Compliance with Law; Permits. The Seller has complied with all, and has not committed any violation of any, federal, state, local or foreign statutes, laws, rules and regulations applicable to the Purchased Assets. Except where the absence would not reasonably be likely to result in a Material Adverse Effect, the Seller holds all permits, licenses (or permissions in the nature thereof), registrations with, and consents of, governmental authorities necessary to conduct the Business and in the same manner as it has been conducted heretofore.

         (h) No Broker. No agent, broker, person or firm acting on behalf of the Seller or any of its Affiliates, or under its authority, is or will be entitled to receive from Purchaser a financial advisory fee, brokerage commission, finder's fee or like payment in connection with this Agreement or any of the transactions contemplated hereby.

         (i) Environmental, Health and Safety Matters. Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" laws.

Section 6.  Representations and Warranties of the Purchaser.

                  The Purchaser hereby represents and warrants to the Seller that the statements contained in this Section 6 are correct and complete as of the date of this Agreement.

         (a) Due Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Saudi Arabia. The Purchaser has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby.



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

         (b) Authorization. The execution and delivery by the Purchaser of this Agreement and the performance by it of its obligations hereunder, have been duly and validly authorized by all necessary action on its part, and this Agreement is the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

         (c) Non-Contravention. Neither the execution nor delivery of this Agreement by the Purchaser nor the performance by the Purchaser of its obligations hereunder will, or with the giving of notice or the lapse of time, or both, would:

                  (i) conflict with, result in a breach of, or constitute a default under, any provision of the Purchaser's articles of incorporation or by-laws, or of any contract, indenture, lease, sublease, loan agreement, Lien or other obligation or liability to which the Purchaser is a party or by which it is bound; or

                  (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to or by which it or its properties are bound.

         (d) Litigation. There is no litigation, arbitration, claim, governmental or other investigation or proceeding (formal or informal) involving the transactions contemplated hereby pending or, to the best knowledge of the Purchaser, threatened, against the Purchaser and to the best knowledge of the Purchaser there exists no bases or grounds for any of the foregoing.

         (e) No Broker. No agent, broker, person or firm acting on behalf of the Purchaser or under its authority, is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or like payment in connection with this Agreement or any of the transactions contemplated hereby.

         (f) Consents of Third Parties. No consent, approval or agreement of any Person, party, court, government or entity is required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 7.  Indemnification.

         (a) The Parties shall be entitled to rely upon the representations and warranties of the other party set forth in Section 5 and
                  Section 6 of this Agreement, and except as otherwise specifically provided herein, such representations and warranties shall survive the Closing and remain in full force and effect for a period of eighteen (18) months after the Closing (other than the representations and warranties set forth in Sections 5(b) and 6(b) (Authorization), which shall survive until sixty (60) days after the expiration of the applicable statutes of limitations, and the representations and warranties set forth in Section 5(e) (Title to Purchased Assets), which shall survive indefinitely).



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

         (b) The Seller, hereby agrees to indemnify and hold harmless the Purchaser, the Purchaser's Affiliates and their respective officers, directors, employees, stockholders, agents and representatives (collectively, the "Purchaser Indemnified Parties"), from and against any loss, liability, claim, damage or expense (including costs of litigation and reasonable legal fees and expenses) (a "Loss") suffered or incurred by the Purchaser Indemnified Party based upon, arising out of or resulting from any of the following:

                  (i) The failure of the Seller to transfer to the Purchaser good and sufficient title to the Purchased Assets, free and clear of all Liens;

                  (ii) Any breach of any representation or warranty of the Seller contained in this Agreement; and

                  (iii) Any breach of any covenant of the Seller contained in this Agreement requiring performance after the Closing Date.

         (c) The Purchaser hereby agrees to indemnify and hold harmless the Seller, the Seller's Affiliates and their respective officers, directors, employees, stockholders, agents and representatives (collectively, the "Seller Indemnified Parties"), from and against any Loss suffered or incurred by any such Seller Indemnified Party based upon, arising out of or resulting from any of the following:

                  (i) Any breach of any representation or warranty of the Purchaser contained in this Agreement; and

                  (ii) Any breach of any covenant of the Purchaser contained in this Agreement requiring performance after the Closing Date

         (d) The Purchaser Indemnified Parties and the Seller Indemnified Parties (the "Indemnified Parties") shall bring a claim for indemnification hereunder in good faith and in a timely manner consistent with good commercial practices.

         (e) After the Closing Date, the rights set forth in this Section 7 shall be each party's sole and exclusive remedies against the other parties hereto for misrepresentations or breaches of covenants contained in this Agreement. Notwithstanding the foregoing, nothing herein shall prevent any of the parties hereto from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to the other parties in connection with this Agreement. In the event such action is brought, the Purchaser, on the one hand, and the Seller and on the other hand, shall bear their own fees and expenses in connection with such action.

         (f) Notwithstanding anything in this Agreement to the contrary, the amount of any Losses for which indemnification is provided under this Section 7 shall be reduced by (i) any related recoveries actually received by an Indemnified Party under insurance policies, (ii) any other related payments actually received by an Indemnified Party from third parties and (iii) any Tax benefits actually realized or received by an



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

                  Indemnified Party or any of their Affiliates, in each case, on account of the matter resulting in such Losses or the payment of such Losses.

         (g) Anything to the contrary notwithstanding, neither the Purchaser Indemnified Parties, on the one hand, nor the Seller Indemnified Parties, on the other hand, shall be entitled to recovery from the Indemnifying Party with respect to any inaccuracy or breach of any representation or warranty in Sections 5 or 6 hereof, as applicable, (i) unless and until the aggregate amount of such Losses suffered, sustained or incurred by the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, by reason of such inaccuracy or breach, shall exceed USD$200,000 calculated on a cumulative and not on a per item basis (the "Basket Amount"), and then only with respect to the excess over the Basket Amount, or (ii) in an aggregate amount in excess of USD$700,000 (the "Cap").

Section 8.    Additional Covenants and Agreements.

         (a)      Tax Matters.

                  (i) The Seller shall be solely responsible for and shall indemnify and hold harmless the Purchaser for all Taxes with respect to Purchased Assets which are due and payable up to and including the Closing Date, and the Purchaser shall be responsible for and indemnify and hold harmless the Seller for all Taxes with respect to the Purchased Assets which are due and payable after the Closing Date, except that any Taxes imposed upon the ownership of Purchased Assets which relate to a period commencing prior to the Closing Date and ending after the Closing Date, shall be prorated such that Taxes for the period prior to the Closing Date shall be the responsibility of the Seller and Taxes for the period after the Closing Date shall be the responsibility of the Purchaser.

                  (ii) The Purchaser and the Seller recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 with each of their respective federal income tax returns. The Purchaser and the Seller agree to allocate the Purchase Price among the Purchased Assets in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder.

                           Unless otherwise required by a determination within the meaning of Section 1313 of the Code (or a counterpart provision of foreign, state or local law), all foreign, federal, state and local income tax returns filed by the Purchasers and the Seller shall be filed consistently with the allocations reflected in this Section 8(a)(ii).

         (b) Transfer of Purchased Assets. The Parties agree that simultaneously with the execution of this Agreement title to the Purchase Assets and Risk of Loss with



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                  respect to the Purchased Assets shall pass to Purchaser.
                  Purchaser shall physically remove the Purchased Assets from Seller's premises within sixty days of the date hereof. Purchaser acknowledges that any and all expenses associated with the removal of the Purchased Assets from the Seller's Premises shall be borne by Purchaser. Purchaser hereby (i) indemnifies Seller for any Loss incurred by Seller in connection with the Purchased Assets during the time that the Purchased Assets remain on the premises of Seller (ii) releases Seller from any Loss incurred by Seller with respect to the Purchased Assets during the time that the Purchased Assets remain on the premises of Seller.

         (c) Transition Services. For a period of two weeks from the date hereof, Seller shall provide training at Seller's facilities with respect to the manufacturing processes of the Purchased Assets, to the extent reasonably requested by Purchaser. After two weeks from the date hereof and prior to the six month anniversary hereof, Seller shall be available for up to ten hours per month, by telephone or video conference, to answer questions with respect to the manufacturing processes of the Purchased Assets.

         (d) Covenant Not to Compete. For a period of five years from and after the Closing Date, the Seller will not engage directly or indirectly in the Business that the Seller conducts or conducted as of the Closing Date in any geographic area in which the Seller conducts or conducted that Business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this
                  Section 8(d) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         (e) Release of Liens. The Parties acknowledge that the Purchased Assets are subject to Liens in favor of Wells Fargo Bank Minnesota, N.A. and Wells Fargo Business Credit, Inc. The Seller undertakes to obtain from each of the foregoing, as soon as practicable after the Closing Date, a waiver letter consenting to the transactions contemplated hereby. In the event that the Seller is unable to obtain such consents, the transactions contemplated hereby will deemed null and void, and the Seller will take back the Purchased Assets and return the Purchase Price to the Purchaser along with interest calculated at a rate of 8% per annum.

Section 9.   Remedies; Specific Performance.




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         The Seller acknowledges and agrees that the Purchased Assets are unique and that the Purchaser will be irreparably harmed in the event that this Agreement, including the obligations of the Seller to sell and deliver the Purchased Assets to the Purchaser are not specifically enforced. The parties further agree it is impossible to measure in money the damage which will accrue by reason of a refusal by the Seller to perform such obligations under this Agreement. Therefore, in the event that the Purchaser shall institute any action to enforce such obligations, the Seller hereby acknowledges that the Purchaser does not have an adequate remedy at law and that injunctive or other equitable relief (in addition to any other remedy to which it may be entitled, at law or in equity) will not constitute any hardship upon the Seller.

Section 10.   Definitions.

         As used in this Agreement, the following terms shall have the meanings ascribed to them below:

         (a) "Affiliate" means, when used with reference to a specified party, (i) any entity that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified party, and (ii) any entity of which the specified party is, directly or indirectly, the owner of an equity interest of ten (10) percent or more.

         (b) "Code" means the Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder, as well as any successor or substitute provisions thereto.

         (c) "knowledge" means, with respect to the Seller, the actual knowledge after due inquiry (or what would reasonably be the knowledge if due inquiry were made) of any executive officer (determined in accordance with Rule 16a-1(f) under the Exchange Act) of the Seller and with respect to the Purchaser, the actual knowledge after due inquiry (or what would reasonably be the knowledge if due inquiry were made) of any executive officer (determined in accordance with Rule 16a-1(f) under the Exchange Act) of the Purchaser, as the case may be.

         (d) "Lien" means any mortgage, lien, pledge, restriction, charge, security interest, claims, encumbrance, or rights, title and interest of others.

         (e) "Material Adverse Effect" means any circumstance, event, occurrence, change or effect that, individually or in the aggregate, materially and adversely affects the Purchased Assets taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which the Seller participates as a whole, the economy of the Unites States as a whole or foreign economies in any locations where the Seller has material operations or sales, (b) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting




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

                  requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, (c) any adverse change, effect, event, occurrence, state of facts of development arising from any action taken by the Purchaser or any of its directors, officers, employees, agents or Affiliates, other than the execution and delivery of this Agreement and any permitted public announcement thereof.

         (f) "Person" means any individual, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative, association, governmental entity (or any department, agency, or political subdivision thereof), or other form of organization.

Section 11.  Expenses.

         Whether or not the transactions contemplated by this Agreement are consummated, each party will pay its respective expenses, including all fees and expenses of counsel, accountants and other advisors, incurred in connection with the origination, negotiation, execution and performance of this Agreement.

Section 12.  Further Assurances.

         The parties agree that, on and after the Closing Date, each shall take all reasonable action and execute any commercially reasonable documents, instruments or conveyances which may be reasonably necessary or advisable to carry out any of the provisions hereof. All such actions and assistance shall be taken and rendered at the sole cost and expense of the requesting party.

Section 13.  No Public Announcement.

         The Purchaser and the Seller agree that the existence, nature and terms and conditions of this Agreement and discussions between the parties regarding the transactions contemplated hereby are, and shall be treated as, confidential by the parties. Accordingly, each party agrees that it (a) will make no public comment concerning or announcement of the transactions contemplated hereby; (b) will respond to all inquiries concerning the transactions contemplated hereby by stating that it is such company's policy not to comment on such inquiries; (c) will take reasonable steps to restrict knowledge of the transactions contemplated hereby to those who need to know; and (d) will notify the other parties of any rumor external to the parties of the transactions contemplated hereby. Notwithstanding the foregoing, the Purchaser acknowledge and agree that the Seller, as a public company, is subject to certain disclosure requirements under applicable securities laws. For this reason, the Seller reserves the right to disclose the existence of and the status and terms of negotiations at any time it is advised by its counsel that securities laws or the rules of any stock market on which its shares are traded require such disclosure, and the Seller shall have the right to issue a press release regarding the transactions contemplated hereby upon the signing of this Agreement, provided that the text of any such press release shall be reasonably acceptable to the Purchaser.

Section 14.  Entire Agreement.





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

         This Agreement contains the entire agreement among the Parties hereto as to the subject matter hereof, and supersedes all prior agreements and understandings between them relating thereto, written or oral, to the extent they have related in any way to the subject matter hereof.


Section 15.  Amendments and Waivers.

         This Agreement may not be amended or modified, except by a writing executed by the Party against which such amendment or waiver is sought to be enforced. No extension of time for, or waiver of the performance of, any obligation of any Party hereto shall be effective unless it is made in a writing signed by the Party granting such extension or waiver. Unless it specifically states otherwise, no waiver shall constitute or be construed as a waiver of any default, misrepresentation, breach of warranty or covenant hereunder, or subsequent breach or non-performance.

Section 16.  Notices.

         Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given pursuant to this Agreement shall be in writing and shall be given in person or by facsimile or by certified or registered first-class mail or internationally recognized express courier delivery service addressed as follows:

         If to the Purchaser:     The National Medical Products Co., Ltd.
                                  2nd Industrial City
                                  P.O. Box 7681
                                  Riyadh 11472
                                  Saudi Arabia
                                  Fax:  00 966 1 498 5607
                                  Attn: Fahad Al Moammar, President

         with copies to:          Andre Granger, Vice President Operations
                                  The National Medical Products Co., Ltd.
                                  Fax:  00 966 1 498 5607

                                  Mark J. Vieno, Esq.
                                  2116 Second Avenue South
                                  Minneapolis, MN 55404

         If to the Seller:        LecTec Corporation
                                  10701 Red Circle Drive
                                  Minnetonka, MN 55343
                                  Attention: Rodney A. Young

         with a copy to:          Dorsey & Whitney, LLP
                                  220 South Sixth Street
                                  Minneapolis, MN 55402


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


                        Attention: Timothy S. Hearn, Esq.

Any such address may be changed by any party by written notice to the other parties given in accordance herewith. Any notice shall be deemed to be given three (3) days after being placed for delivery so addressed with postage or other charges prepaid, provided, however, that any written notice actually received by any party in less than three (3) days shall be deemed to be given, for all purposes of this Agreement, at the time it is received. Notice given by facsimile shall be deemed given upon electronic confirmation of delivery.

Section 17.  Governing Law; Consent to Jurisdiction.

         This Agreement is made and shall be governed and construed in accordance with the laws of the State of Minnesota, without giving effect to any choice or conflicts of laws principles thereof. This Agreement may be enforced in any federal court or state court sitting in Minnesota; and the parties hereto consent to the jurisdiction and venue of any such court and waive any argument that venue in such forum is not convenient.

Section 18.  Successors and Assigns.

         This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; PROVIDED HOWEVER, that the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

Section 19.  Captions.

         Section headings and other captions are supplied herein for convenience only and shall not be deemed a part of this Agreement for any purpose.

Section 20.  Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one agreement. A facsimile signature followed by an original signature shall be sufficient to execute this Agreement.

Section 21.  Severability.

         If any term or provision of this Agreement, or the application thereof to any Person or circumstance, shall to any extent be invalid or unenforceable under applicable law, the remainder of this Agreement, or the application of such term or provision to Persons or circumstances other than those as to which it is invalid or unenforceable under applicable law, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by applicable law.





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Section 22.  No Third Party Beneficiaries.

         Nothing in this Agreement shall confer any rights or remedies upon any person or entity that is not a party or permitted assignee of a party to this Agreement, except Indemnified Parties (as defined in Section 17).

Section 23.   Construction

         The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

Section 24.  Bulk Sales Laws.

         The parties hereby waive compliance with the provisions of all applicable bulk sales laws (if any are applicable).



                                    * * * * *




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         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.



                           THE NATIONAL MEDICAL PRODUCTS CO., LTD.


                           By /s/ Fahad Al Moammar
                           -----------------------
                               Its: President



                           LECTEC CORPORATION


                           By /s/ Rodney A. Young
                           ----------------------
                               Its: Chairman, Chief Executive Officer
                               and President










                  [Signature Page to Asset Purchase Agreement]


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